Exhibit 99.1

AgFeed Industries Announces Results of Annual Meeting of Shareholders and Provides Positive Outlooks for 2008 and 2009

New York, New York -- (MARKET WIRE)—June 3, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), a leader in China's premix feed and hog raising industries, today announced that at the annual meeting of shareholders held today in New York City, AgFeed shareholders approved the election of the Company’s board of directors and the approval of its 2008 long term incentive plan.

AgFeed’s senior management team led by Chairman Songyan Li, Ph.D. and CEO Junhong Xiong, were present at the meeting. They were joined by the Company’s board of directors and advisors. AgFeed’s hog industry advisor Mr. Gerry Daignault of Spectrum Agribusiness completed a hog industry overview in a powerpoint presentation. Representatives from Deutsche Bank, AgFeed’s financial and M&A advisor were also present at the meeting.

As part of the Company’s consistent growth strategies, AgFeed will continue to identify and acquire existing producing commercial hog farms in China. These potential acquisitions, when completed, are expected to be immediately accretive to our 2008 earnings and further expand our annual hog production capabilities.

AgFeed intends to grow its hog production further throughout 2008 and 2009. AgFeed’s target is to sell at a minimum 400,000 hogs in 2008 and achieve 1 million hog sales in 2009.

Songyan Li, Ph.D, AgFeed’s Chairman, commented:” Globally, China is one of the few bright spots for hog production largely due to China’s rapid urbanization process and consumers’ cultural preference and increasing demand for more and better quality fresh pork. AgFeed is in a strategic position to significantly increase our size. Even at 1 million annual hog sales in our position as China’s No. 1 commercial hog producer, AgFeed would still be supplying a very small percentage of China’s more than 600 million annual hog production. Abundant growth opportunities exist for AgFeed. We have a strong management team and board of directors in place, as well as highly experienced industry and strategic advisors that will continue to assist us with our growth."

AgFeed’s hog farms are strategically located in the Jiangxi Province, FuJian Province, Guangdong Province, Guangxi Province and the Shanghai area. These producing hog farms serve two of China’s wealthiest regions: the Shanghai area and the GuangDong Province. Both regions have the highest hog selling prices and the largest pork consumer base in China.

About AgFeed Industries, Inc.

Through its China-based operating subsidiaries, NASDAQ-listed AgFeed Industries (www.agfeedinc.com) is a market leader in China's fast growing pre-mix animal feed and hog raising industries. The pre-mix market in which Agfeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association. There are approximately 600 million hogs raised in China each year, compared to approximately 100 million in the U.S. Approximately 75% of China's total hog supply is from backyard individual hog farmers, while approximately 65% of China's total meat consumption is pork.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact Information:

U.S. Contact:
Mr. Arnold Staloff
Independent Board Member
AgFeed Industries, Inc.
Tel: 212-631-3510

Corporate Contact:

Mr. Sam Zhou, Corporate Development
AgFeed Industries, Inc.
Tel: 011-86-13925912908
Email: info@agfeedinc.com